Exhibit 10.38

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

BY AND BETWEEN

SAKS INCORPORATED AND

RONALD L. FRASCH

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of December 13, 2010, by and between Ronald L. Frasch (the “Executive”) and Saks Incorporated (the “Company”).

Capitalized terms used herein which are not otherwise defined have the same meaning as in the Employment Agreement.

WITNESSETH:

WHEREAS, the Company and the Executive have previously entered into that certain Employment Agreement dated July 31, 2007 (the “Original Agreement”), as previously amended by the Amendment to Employment Agreement, dated as of December 18, 2008 (the “First Amendment”) and the Amendment to Employment Agreement dated as of April 9, 2009 (the “Second Amendment,” and collectively with the Original Agreement and the First Amendment, the “Employment Agreement”);

WHEREAS, it is necessary to amend the Employment Agreement to bring it into compliance with Internal Revenue Code Section 409A and the final Treasury Regulations issued thereunder; and

WHEREAS, the Company and Executive believe it is in the best interest of the Company and the Executive to adopt this Amendment.

NOW, THEREFORE, BE IT RESOLVED, that effective as of December 8, 2010, the Employment Agreement is amended as follows:

1.	The first paragraph of Section 4(a)(ii) of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“(ii) Provided that the Executive has executed and delivered to the Company, and has not revoked, the general release in substantially the form attached hereto as Attachment A (the “Release”) by the fiftieth (50) day following the Employment Termination Date, the Company shall make the following payments and shall provide the following benefits, provided that if the Executive directly or indirectly engages in conduct that constitutes an Association (as defined in Section 12(b)(iv)(D) hereof), the Company’s obligation to make the following payments and to provide the following benefits shall immediately terminate:”

2.	Section 4(a)(ii)(A) of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“(A) except as otherwise provided in Section 10 hereof, an amount equal to the sum of two times the Executive’s Base Salary and one times the Executive’s target bonus potential amount described in Section 3(b) for the fiscal year during which the Employment Termination Date occurs, which amount shall be payable in 24 equal monthly installments commencing with the month following the month in which the sixtieth (60) day following the Employment Termination Date occurs;”

3.	The first paragraph of Section 4(b)(ii) of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“(ii) provided that the Executive has executed and delivered to the Company, and has not revoked, the Release by the fiftieth (50) day following the Employment Termination Date, the Company shall make the following payments and shall provide the following benefits, provided that if the Executive directly or indirectly engages in conduct that constitutes an Association (as defined in Section 12(b)(iv)(D) hereof), the Company’s obligation to make the following payments and to provide the following benefits shall immediately terminate:”

4.	Section 4(b)(ii)(A) of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“(A) except as otherwise provided in section 10 hereof, an amount equal to the sum of two times the Executive’s Base Salary and one times the Executive’s target bonus potential amount described in Section 3(b) for the fiscal year during which the Employment Termination Date occurs, which amount shall be payable, (x) if the termination of employment occurs during the two year period following a change in control of the Company under Section 1.409A-3(i)(5), in a lump sum, on the sixtieth (60) day following the Employment Termination Date, or (y) if the termination of employment occurs due to an event other than as described in (x) above, in 24 equal monthly installments commencing with the month following the month in which the sixtieth (60) day following the Employment Termination Date occurs;”

5.	Section 7 of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“Termination Due to Disability. If at any time prior to the termination of this Agreement the Executive shall become disabled, this Agreement and the Executive’s employment shall continue for a period of 12 months from the date on which the Executive becomes disabled. The date on which the Executive shall be deemed to have become disabled shall be the date on which either (a) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer (a “Disability”). During the 12 month period following a Disability, the Executive shall continue to receive all payments and benefits provided by this Agreement, including without limitation the benefits described in Section 3 of this Agreement, and the Executive shall remain eligible to receive, in accordance with their respective terms, the severance and/or benefits that would be payable upon a termination of the Executive’s employment as described in Sections 4, 5, 6, 8, 9 or 11 of this Agreement, less all disability payments received pursuant to the Company’s short-term disability/sick pay plan or its Group Long-Term Disability Insurance Policy. Notwithstanding the foregoing, during the 12 month period following a Disability, the Base Salary payable pursuant to Section 3(a) of this Agreement shall be paid in monthly installments, and any bonus payable pursuant to Section 3(b) of this Agreement shall be paid at the time that bonuses for the fiscal year in which the Disability occurred are paid to other senior executives of the Company. If the Executive’s disability continues after the end of such 12-month period, the Company may terminate this Agreement and the Executive’s employment for disability (“Disability Termination”). Disputes regarding the existence of the Executive’s disability shall be resolved by the determination of a physician selected by the Board who is reasonably acceptable to the Executive. The Executive shall submit to appropriate medical examinations for purposes of determining disability. Upon a Disability Termination, the Executive shall be entitled to (a) the payments in the amounts and at the times described in Sections 4(a)(i)(A), (B) and (C) hereof and described in Section 4(b)(ii)(B) hereof; (b) the Executive’s unexercisable stock options, unvested shares of restricted stock and unvested performance shares shall vest as described in Section 4(b)(ii)(E) hereof and the unvested Special Equity Awards shall vest as described in Section 4(a)(ii)(D)(3) hereof; and (c) all other benefits in accordance with Section 3(e) of this Agreement that would be payable upon such Disability Termination. Upon a Disability Termination, the Company’s obligations in Sections 11, 13(f) and 13(h) of this Agreement, and the Executive’s obligations in Sections 11, 12, and 13(h) of this Agreement, shall continue in effect in accordance with their respective terms.”

6.	Section 10 of the Employment Agreement is amended by adding three new paragraphs to the end of the Section which shall provide as follows:

“The Agreement is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Any tax gross-up payment made pursuant to this Agreement shall be made no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Executive as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary in this Agreement, payment of any amounts, including, but not limited to, salary and bonuses, will be subject to, and payable in accordance with, any prior deferral elections made with respect to such amounts under the Company’s Deferred Compensation Plan (as amended and restated effective January 1, 2009).”

7.	Except as expressly modified herein, all other terms of the Employment Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date and year first above written.

SAKS INCORPORATED

/s/ Christine Morena
By:	Christine Morena

Title:	EVP, HR

EXECUTIVE

/s/ Ronald L. Frasch
RONALD L. FRASCH

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